UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2011

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2011, ICF International, Inc. (the “Company”) entered into a severance letter agreement with Sandra B. Murray, the Company’s Interim Chief Financial Officer and Senior Vice President (the “Severance Agreement”). The Severance Agreement will remain in effect until the earlier of (i) June 30, 2012 or (ii) a new Company CFO, other than Ms. Murray, is selected and the Company has no other viable position for her or one in which she is interested in performing. Subject to certain restrictions and terms, the Severance Agreement generally provides that, in the event the Company involuntarily terminates Ms. Murray’s employment without Cause (as defined in the Severance Agreement) or she elects to voluntarily resign due to the selection of a new CFO, then she is entitled to the following benefits: (i) a pro rated share of her targeted bonus of $150,000 based on the number of months she acts in the capacity of Interim CFO in the calendar year in which her appointment ends; (ii) seven months’ severance benefits calculated based upon her current annualized salary of $305,594 plus her last paid bonus, to be paid out over 15 biweekly pay dates following her separation from service; and (iii) Ms. Murray and her dependents will be provided with health care coverage on the same terms in effect on her separation from service date, for the period of time that severance benefits are paid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: September 9, 2011	By:	/s/ John Wasson
John Wasson
President